Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-5396
P.O. Box 778
Deerfield, IL 60015-0778

FOR IMMEDIATE RELEASE

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

DADE BEHRING REPORTS SIGNIFICANT EARNINGS GROWTH

Revenue increases 8%; EPS 42%

Deerfield, IL (April 28, 2005)—Dade Behring Holdings, Inc. (NASDAQ: DADE) today reported first quarter net income growth of 48 percent on revenue growth of 8.1 percent and core product growth of 9.5 percent.  Net income for the quarter was $25 million, or $0.54 per share (diluted) as compared to $17 million or $0.38 per share for the first quarter of 2004.

“Revenue growth in the U. S. was particularly strong for the quarter across all of our core product lines,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO. “We were also extremely pleased to see healthy increases in key European, Asian and Latin American markets.  Coupled with the overall growth in our installed base of instruments for the period, these trends provide a clear indication of the current strength and future potential of the business.  Our consistent and reliable execution of a well-targeted business strategy, and our portfolio of relevant, innovative products, continue to pay off for us.”

First quarter revenue was $413 million as compared to $382 million for the same period last year.  On a constant currency1 basis, total revenue growth for the period was 5.6 percent, and core product revenue growth was 6.9 percent.

First quarter 2005 Bank EBITDA2 was $93.3 million, compared with $81.5 million in the first quarter of 2004, an increase of 14 percent, including a $3 million increase in R&D spending.

The company generated $23 million of cash flow from operations after capital spending during the quarter, and repaid $40 million of its bank term debt.  Net debt (gross debt less cash) declined to $382 million as of March 31, 2005, a reduction of $30 million from December 31, 2004.

As announced yesterday, the company has successfully closed a new $600 million revolving credit facility, repaid its pre-existing bank term loans, and indicated its intent to immediately redeem its 11.91% senior subordinated notes.  The combination of these transactions will create additional liquidity and save the company significant interest costs.  In addition, as announced, the company’s board of directors has approved a stock repurchase program of up to 2.5 million shares of common stock and the company’s first cash dividend plan.  The initial quarterly dividend of $0.06 per common share outstanding will be payable on June 20, 2005 for shareholders of record as of June 1, 2005.

Operational Highlights

The company’s worldwide installed base of instruments grew to 35,800, an increase of 2.0% since December 31, 2004, and a year-over-year increase of 8.6%.

First quarter 2005 sales in the United States increased by 7.0 percent versus first quarter 2004, and international sales increased by 9.1 percent, or 4.4 percent on a constant currency basis during the same period.

Key drivers for the quarter’s revenue results included the following:

— Double-digit constant currency growth in our Dimension® family of products.

— Solid reagent and instrument sales in our hemostasis business around the globe.

— Strong instrument and panel sales across several regions for our MicroScan® microbiology product line.

— Growth in infectious disease testing, primarily driven by instrument sales in our Latin America business.

Cash earnings per share3 was $1.13 for the quarter, an increase of $0.31 per share over the prior year.  (See accompanying reconciliation of cash earnings to operating cash flow).

During the quarter, Dade Behring began shipping the NT-proBNP (N-terminal pro brain natriuretic peptide) test for use on the company’s Stratus® CS Acute Care™ Diagnostics System.  The company also launched the Emit® II Plus Ecstasy Assay, a rapid screening method for use in detecting the presence of ecstasy in human urine, and announced that their Endogenous Thrombin Potential (ETP) assay for the measurement of thrombin activity became available for research studies only. The company also began shipping a revised Enzygnost™ F1+2 test for coagulation disorders.

In addition, the company announced during the quarter two important agreements designed to enhance the company’s automation offerings.  The first, with Diagnostics Products Corporation, extended a co-marketing agreement which provides Dade Behring’s StreamLAB® Analytical Workcell customers the ability to extend their instrument’s connectivity, and expand its capabilities, by integrating Diagnostic Products’ IMMULITE 2000 and IMMULITE 2500 systems within the StreamLAB workcell.  The second partnership agreement, with Inpeco, assures a steady stream of leading edge capabilities for Dade Behring’s automation solutions, including the StreamLAB Analytical Workcell.

“These partnerships are consistent with our flexible, customer-centric approach to automation,” said Reid-Anderson.  “Our goal is to leverage our own strong instrument capabilities and the core competencies of these outstanding automation partners to provide the best, most viable solutions to the unique challenges faced by each customer.  We are very proud of this customized approach to automation, and we will continue to look for the right alternatives and arrangements to enhance our already strong automation position.”

The company also announced yesterday a 510(k) submission to the FDA for the Dimension Vista™ 1500 System, a newly designed, high-volume chemistry/immunochemistry system.  The company is targeting commercialization of the system in the second half of 2006.

With 2004 revenues of nearly $1.6 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, perspective, performance, opportunities and regulatory approval. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

1. “Constant currency” is not a U. S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

2. To allow for accurate year-over-year comparisons and because it is an important financial metric for certain investors, the company has reported “Bank EBITDA” (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges as defined in the company’s bank credit agreement).

3. “Cash earnings per share” is not a U. S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

# # #

Dade Behring Holdings, Inc.

Revenue By Product Line and Region (unaudited)

(Dollars in millions)

	Quarter Ended March 31,
			% Change
Product Line	2005	2004	Reported	On a Constant Currency Basis *
Core Products
Core Chemistry	$267.3	$246.0	8.7%	6.3%
Hemostasis	75.9	69.4	9.4%	6.2%
Microbiology	38.7	33.8	14.5%	12.9%
Infectious Disease Diagnostics	21.6	19.4	11.3%	6.6%
Total Core Products	403.5	368.6	9.5%	6.9%
Mature Products/Other	9.4	13.2	-28.8%	-31.3%
Total	$412.9	$381.8	8.1%	5.6%

Region
United States	$187.0	$174.7	7.0%	7.0%
Non-U.S.	225.9	207.1	9.1%	4.4%
Total	$412.9	$381.8	8.1%	5.6%

*              “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets  (unaudited)

(Dollars in millions, except share-related data)	March 31, 2005	December 31, 2004

Assets

Current assets:
Cash and cash equivalents	$15.7	$30.0
Accounts receivable, net	327.6	318.1
Inventories	167.2	168.8
Prepaid expenses and other current assets	14.7	15.4
Deferred income taxes	7.1	7.5
Total current assets	532.3	539.8

Property, plant and equipment, net	429.2	446.3
Debt issuance costs, net	8.3	9.9
Deferred income taxes	17.6	16.0
Identifiable intangible assets, net	383.1	396.8
Goodwill	453.3	466.0
Other assets	37.4	29.6
Total assets	$1,861.2	$1,904.4

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$4.4	$8.6
Accounts payable	71.1	81.5
Accrued liabilities	260.1	274.9
Total current liabilities	335.6	365.0

Long-term debt	393.3	433.6
Deferred income taxes	98.5	102.1
Other liabilities	162.0	158.5
Total liabilities	989.4	1,059.2

Commitments and contingencies

Common stock: $.01 par value; 65,000,000 shares authorized at March 31, 2005 and December 31, 2004; 44,138,168 and 43,694,499 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	0.4	0.4
Additional paid-in capital	740.9	733.0
Unearned stock-based compensation	(6.6)	(8.1)
Retained earnings	104.6	79.4
Accumulated other comprehensive income	32.5	40.5
Total shareholders’ equity	871.8	845.2
Total liabilities and shareholders’ equity	$1,861.2	$1,904.4

Dade Behring Holdings, Inc.

Consolidated Statements of Operations  (unaudited)

	Quarter Ended
(Dollars in millions, except per share data)	March 31, 2005	March 31, 2004

Net sales	$412.9	$381.8
Cost of goods sold	189.7	177.1
Gross profit	223.2	204.7

Operating costs and expenses:
Marketing and administrative expenses	135.2	127.4
Research and development expenses	33.5	30.4
Income from operations	54.5	46.9

Other income (expense):
Interest expense	(12.4)	(16.6)
Interest income	0.9	0.7
Foreign exchange loss	(2.2)	(1.7)
Loss on redemption/purchase of senior subordinated notes	—	(1.9)
Other	(0.8)	—
Income before income tax expense	40.0	27.4
Income tax expense	14.8	10.4
Net income	$25.2	$17.0

Basic shares outstanding	44.0 million	42.0 million
Diluted shares outstanding	46.3 million	44.7 million

Basic earnings per common share	$0.57	$0.41
Diluted earnings per common share	$0.54	$0.38

Net income to Bank EBITDA reconciliation:
Net income	$25.2	$17.0
Depreciation and amortization (including amortization of debt issuance costs)	41.4	37.0
Non-cash charges:
Loss on disposal of fixed assets	0.5	0.8
Stock-based compensation expense	1.5	1.3
Income tax expense	14.8	10.4
Interest expense, net (excluding amortization of debt issuance costs)	9.9	15.0
Bank EBITDA	$93.3	$81.5

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$50.4	$50.4
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	17.7	4.9
Capital expenditures	(27.3)	(26.1)
Income tax expense	14.8	10.4
Cash paid during the period for taxes	(3.2)	(2.8)
Cash Earnings	$52.4	$36.8

Net income to Cash Earnings reconciliation:
Net income	$25.2	$17.0
Depreciation and amortization (including amortization of debt issuance costs)	41.4	37.0
Capital expenditures	(27.3)	(26.1)
Stock-based compensation expense	1.5	1.3
Income tax expense	14.8	10.4
Cash paid during the period for taxes	(3.2)	(2.8)
Cash Earnings	$52.4	$36.8

Dade Behring Holdings, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Quarter Ended
(Dollars in millions)	March 31, 2005	March 31, 2004

Operating Activities:
Net income	$25.2	$17.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	41.4	37.0
Net loss on disposal of fixed assets	0.5	0.8
Stock-based compensation expense	1.5	1.3
Deferred income taxes	8.8	7.2
Changes in balance sheet items	(27.0)	(12.9)
Net cash flow provided by operating activities	50.4	50.4

Investing Activities:
Capital expenditures	(27.3)	(26.1)
Net cash flow utilized for investing activities	(27.3)	(26.1)

Financing Activities:
Net repayments related to short-term debt	(3.9)	(3.5)
Repayments of borrowings under new bank credit agreement	(40.0)	(40.0)
Redemption/purchase of senior subordinated notes	—	(15.9)
Payment of debt issuance costs	—	(0.3)
Proceeds from exercise of stock options	6.8	13.8
Net cash flow utilized for financing activities	(37.1)	(45.9)

Effect of foreign exchange rates on cash	(0.3)	(0.1)

Net decrease in cash and cash equivalents	(14.3)	(21.7)

Cash and Cash Equivalents:
Beginning of Period	30.0	79.5

End of Period	$15.7	$57.8